EXHIBIT 23.1

CONSENT OF HOVDE GROUP, LLC

We hereby consent to the inclusion of our fairness opinion as Annex B to the prospectus and proxy statement included in the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed merger of HCB Financial Corp. with and into Independent Bank Corporation and to the reference to our firm’s name and such opinion in such Registration Statement. In giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of Section 7 of the Securities Act of 1933, as amended (the “Act”) or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”).

/s/ Hovde Group, LLC

Hovde Group, LLC

Dated: May 20, 2026